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                                                                      EXHIBIT 11

                       SENSORMATIC ELECTRONICS CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                  (IN MILLIONS)


                                                     Three Months ended      Nine Months ended
                                                           March 31,             March 31,
                                                     ------------------      -----------------
                                                       1997       1996        1997      1996
                                                       ----       ----        ----      ----
Net  income/(loss)                                   $   5.8    $ (50.0)    $  14.0    $ (98.2)
                                                     -------    -------     -------    -------

Common shares:

   Weighted average shares
      outstanding during the period                     74.2       73.8        74.0       73.5

   Potential dilutive exercise
      of stock options
      and warrants                                        .2         --(1)       .2         --(1)
                                                     -------    -------     -------    -------

   Shares included in computation
      of earnings/(loss) per share                      74.4       73.8        74.2       73.5
                                                     =======    =======     =======    =======



         (1) Not presented as the effect is anti-dilutive.





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